EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
RPM International Inc.:
We consent to the incorporation by reference in the Registration Statement (File No. 333-101501) on Form S-8 of RPM International Inc. of our report dated June 22, 2009 relating to the statement of net assets available for benefits of RPM International Inc. 401(k) Trust and Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, which appears in the December 31, 2008 annual report on Form 11-K of RPM International Inc.

/s/ SS&G Financial Services, Inc. SS&G Financial Services, Inc.
Cleveland, Ohio
June 22, 2009